Columbia Financial, Inc. Announces Financial Results
for the Fourth Quarter and Year Ended December 31, 2025

Fair Lawn, New Jersey (February 2, 2026): Columbia Financial, Inc. (the “Company”) (NASDAQ: CLBK), the mid-tier holding company for Columbia Bank ("Columbia"), reported net income of $15.7 million, or $0.15 per basic and diluted share, for the quarter ended December 31, 2025, as compared to a net loss of $21.2 million, or $0.21 per basic and diluted share, for the quarter ended December 31, 2024. Earnings for the quarter ended December 31, 2025 reflected higher net interest income due to both an increase in interest income and a decrease in interest expense, a decrease in provision for credit losses and higher non-interest income, partially offset by higher income tax expense. During the fourth quarter of 2024, as previously disclosed, the Company restructured its balance sheet by selling debt securities available for sale and prepaying higher cost borrowings, which resulted in a pre-tax loss of $37.9 million. For the quarter ended December 31, 2025, the Company reported core net income of $15.9 million, an increase of $4.5 million, or 39.6%, compared to core net income of $11.4 million for the quarter ended December 31, 2024. (Refer to "Reconciliation of GAAP to Non-GAAP Financial Measures" for a reconciliation of GAAP net income to core net income.) The positive impact of the balance sheet repositioning transaction in 2024 significantly contributed to the net interest margin expansion in the 2025 period.

For the year ended December 31, 2025, the Company reported net income of $51.8 million, or $0.51 per basic and diluted share, as compared to a net loss of $11.7 million, or $0.11 per basic and diluted share, for the year ended December 31, 2024. The year ended December 31, 2025 reflected higher net interest income due to both an increase in interest income and a decrease in interest expense, as well as a decrease in provision for credit losses and higher non-interest income, mainly due to the loss on securities transactions resulting from the 2024 balance sheet repositioning transaction described above, partially offset by higher income tax expense. For the year ended December 31, 2025, the Company reported core net income of $53.0 million, an increase of $29.7 million, or 128.0%, compared to core net income of $23.2 million for the year ended December 31, 2024.

Thomas J. Kemly, President and Chief Executive Officer commented: "We are pleased with the results we achieved in 2025, which reflect our strategies of focusing on margin expansion, improving our asset mix by continuing to expand commercial lending, efficiency improvement through technology and investing in the infrastructure required for sustainable growth. The Company maintained a strong balance sheet and capital position, which will allow us to continue to benefit from an improving economic environment."

Financial Highlights

•Net interest margin increased by 48 basis points and 42 basis points, respectively, for the quarter and year ended December 31, 2025, compared to the quarter and year ended December 31, 2024, respectively.
•Loans receivable increased by $375.1 million, or 4.7%, for the year ended December 31, 2025.
•Net income increased by $36.9 million and $63.4 million, respectively, for the quarter and year ended December 31, 2025, compared to the quarter and year ended December 31, 2024, respectively.
•Basic and diluted earnings per share increased by $0.36 and $0.62, respectively, for the quarter and year ended December 31, 2025, compared to the quarter and year ended December 31, 2024, respectively.

Results of Operations for the Three Months Ended December 31, 2025 and December 31, 2024

Net income of $15.7 million was recorded for the quarter ended December 31, 2025, an increase of $36.9 million, as compared to a net loss of $21.2 million for the quarter ended December 31, 2024. The increase in net income was primarily attributable to a $13.8 million increase in net interest income, a $799,000 decrease in provision for credit losses, and a $32.3 million increase in non-interest income, partially offset by a $9.5 million increase in income tax expense. Non-interest income for the 2024 period included a $34.6 million loss on securities transactions as the result of the balance sheet repositioning strategy discussed above.

Net interest income was $60.2 million for the quarter ended December 31, 2025, an increase of $13.8 million, or 29.7%, from $46.4 million for the quarter ended December 31, 2024. The increase in net interest income was primarily attributable to an $8.3 million increase in interest income and a $5.5 million decrease in interest expense on deposits and borrowings. The increase in interest income was primarily due to an increase in the average balance of loans and other interest-earning assets, coupled with an increase in the average yields on loans and securities. The balance sheet repositioning transaction implemented in the fourth quarter of 2024 resulted in an increase in the average yields on securities and a decrease in the cost of borrowings, which had a notable impact on net interest income for the quarter ended December 31, 2025. The 75 basis point decrease in market interest rates in the last four months of 2025 contributed to lower interest rates paid on new and repricing deposits and borrowings during the quarter ended December 31, 2025, but did not have as significant of an impact on the yields on interest-earning assets, as assets reprice at a slower pace. The decrease in interest expense on borrowings was also impacted by a decrease in the average balance of borrowings. Prepayment penalties, which are included in interest income on loans, totaled $793,000 for the quarter ended December 31, 2025, compared to $84,000 for the quarter ended December 31, 2024.

The average yield on loans for the quarter ended December 31, 2025 increased 15 basis points to 5.03%, as compared to 4.88% for the quarter ended December 31, 2024. Interest income on loans increased due to an increase in both the average balance and yield on loans. The average yield on securities for the quarter ended December 31, 2025 increased 37 basis points to 3.36%, as compared to 2.99% for the quarter ended December 31, 2024. This was primarily a result of lower yielding securities being sold as part of the balance sheet repositioning transaction implemented in the fourth quarter of 2024, and an increase in higher yielding securities purchased in 2025. The average yield on other interest-earning assets for the quarter ended December 31, 2025 decreased 131 basis points to 4.69%, as compared to 6.00% for the quarter ended December 31, 2024, mainly due to a 165 basis point decrease in the dividend rate received on Federal Home Loan Bank stock.

Total interest expense was $61.7 million for the quarter ended December 31, 2025, a decrease of $5.5 million, or 8.2%, from $67.2 million for the quarter ended December 31, 2024. The decrease in interest expense was primarily attributable to a 34 basis point decrease in the average cost of interest-bearing deposits, coupled with a 40 basis point decrease in the average cost of borrowings, and a decrease in the average balance of borrowings, partially offset by an increase in the average balance of interest-bearing deposits. Interest expense on deposits decreased $3.6 million, or 7.0%, and interest expense on borrowings decreased $1.9 million, or 12.5%, for the quarter ended December 31, 2025 as compared to the quarter ended December 31, 2024.

The Company's net interest margin for the quarter ended December 31, 2025 increased 48 basis points to 2.36%, when compared to 1.88% for the quarter ended December 31, 2024, due to an increase in the average yield on interest-earning assets coupled with a decrease in the average cost of interest-bearing liabilities. The weighted average yield on interest-earning assets increased 16 basis points to 4.77% for the quarter ended December 31, 2025 as compared to 4.61% for the quarter ended December 31, 2024. The average cost of interest-bearing liabilities decreased 37 basis points to 3.01% for the quarter ended December 31, 2025 as compared to 3.38% for the quarter ended December 31, 2024.

The provision for credit losses for the quarter ended December 31, 2025 was $2.1 million, a decrease of $799,000, or 27.8%, from $2.9 million for the quarter ended December 31, 2024. The decrease in provision for credit losses for loans was primarily due to a decrease in net charge-offs, which totaled $534,000 for the quarter ended December 31, 2025, as compared to $1.4 million for the quarter ended December 31, 2024, and a decrease in quantitative loss rates based on the evaluation of current and projected economic conditions.

Non-interest income was $8.6 million for the quarter ended December 31, 2025, an increase of $32.3 million from $(23.7) million for the quarter ended December 31, 2024. The increase was primarily attributable to the loss on securities transactions of $34.6 million included in the 2024 period which resulted from the balance sheet repositioning transaction, partially offset by a $2.6 million decrease in the change in fair value of equity securities, which included the sale of a portion of Federal Home Loan Mortgage Corporation and Federal National Mortgage Association preferred stock included in equity securities.

Non-interest expense was $47.1 million for the quarter ended December 31, 2025, an increase of $459,000, or 1.0%, from $46.6 million for the quarter ended December 31, 2024. The increase was primarily attributable to an increase in compensation and employee benefits expense of $5.8 million, mainly due to an increase in employee incentive compensation and normal annual increases, and an increase in data processing and software expenses of $935,000, partially offset by a decrease in merger-related expenses of $714,000, a decrease in loss on extinguishment of debt of $3.4 million resulting from the 2024 balance sheet repositioning transaction, and a decrease in other non-interest expense of $2.0 million, mainly related to interest rate swaps.

Income tax expense was $4.0 million for the quarter ended December 31, 2025, an increase of $9.5 million, as compared to an income tax benefit of $5.5 million for the quarter ended December 31, 2024, mainly due to higher pre-tax income. The Company's effective tax rate was 20.1% and 20.7% for the quarters ended December 31, 2025 and 2024, respectively.

Results of Operations for the Years Ended December 31, 2025 and December 31, 2024

Net income of $51.8 million was recorded for the year ended December 31, 2025, an increase of $63.4 million, as compared to a net loss of $11.7 million for the year ended December 31, 2024. The increase in net income was primarily attributable to a $43.7 million increase in net interest income, a $4.6 million decrease in provision for credit losses, and a $35.2 million increase in non-interest income, partially offset by a $20.5 million increase in income tax expense.

Net interest income was $221.6 million for the year ended December 31, 2025, an increase of $43.7 million, or 24.5%, from $178.0 million for the year ended December 31, 2024. The increase in net interest income was primarily attributable to a $19.5 million increase in interest income and a $24.1 million decrease in interest expense on deposits and borrowings. The increase in interest income was primarily due to an increase in the average balance of loans coupled with an increase in average yields on loans and securities. The balance sheet repositioning transaction implemented in the fourth quarter of 2024 resulted in an increase in the average yield on securities and a decrease in the cost of borrowings, which had a notable impact on net interest income for the year ended December 31, 2025. The 75 basis point decrease in market interest rates that occurred later in the 2025 period did not have a material impact on interest income, but contributed to a decrease in interest expense on deposits and borrowings, as there was a decrease in interest rates paid on new and repricing deposits and borrowings. Prepayment penalties, which are included in interest income on loans, totaled $2.4 million for the year ended December 31, 2025, compared to $960,000 for the year ended December 31, 2024.

The average yield on loans for the year ended December 31, 2025 increased 8 basis points to 4.98%, as compared to 4.90% for the year ended December 31, 2024. Interest income on loans increased due to an increase in both the average balance and yield on loans. The average yield on securities for the year ended December 31, 2025 increased 58 basis points to 3.44%, as compared to 2.86% for the year ended December 31, 2024. This was a result of lower yielding securities that were sold as part of the balance sheet repositioning transaction implemented in the fourth quarter of 2024 being subsequently replaced with higher yielding securities. The average yield on other interest-earning assets for the year ended December 31, 2025 decreased 109 basis points to 5.18%, as compared to 6.27% for the year ended December 31, 2024, due to lower dividends received on Federal Home Loan Bank stock.

Total interest expense was $249.3 million for the year ended December 31, 2025, a decrease of $24.1 million, or 8.8%, from $273.4 million for the year ended December 31, 2024. The decrease in interest expense was primarily attributable to a 21 basis point decrease in the average cost of interest-bearing deposits along with a 50 basis point decrease in the average cost of borrowings, coupled with a decrease in the average balance of borrowings, partially offset by an increase in the average balance of deposits. Interest expense on deposits decreased $5.0 million, or 2.5%, and interest expense on borrowings decreased $19.1 million, or 26.9%, for the year ended December 31, 2025 as compared to the year ended December 31, 2024.

The Company's net interest margin for the year ended December 31, 2025 increased 42 basis points to 2.24%, when compared to 1.82% for the year ended December 31, 2024. The increase in net interest margin was due to an increase in the average yield on interest-earning assets coupled with a decrease in the average cost of interest-bearing liabilities. The weighted average yield on interest-earning assets increased 15 basis points to 4.76% for the year ended December 31, 2025, as compared to 4.61% for the year ended December 31, 2024. The average cost of interest-bearing liabilities decreased 31 basis points to 3.13% for the year ended December 31, 2025, as compared to 3.44% for the year ended December 31, 2024.

The provision for credit losses for the year ended December 31, 2025 was $9.8 million, a decrease of $4.6 million, or 32.0%, from $14.5 million for the year ended December 31, 2024. The decrease in provision for credit losses was primarily attributable to a decrease in net charge-offs, which totaled $5.8 million for the year ended December 31, 2025 as compared to $9.6 million for the year ended December 31, 2024, and a decrease in quantitative loss rates based on the evaluation of current and projected economic conditions, partially offset by an increase in outstanding loan balances.

Non-interest income was $37.1 million for the year ended December 31, 2025, an increase of $35.2 million, from $1.9 million for the year ended December 31, 2024. The increase was primarily attributable to an increase in the (loss) gain on securities transactions of $36.1 million which included a $34.6 million loss in the 2024 period resulting from the balance sheet repositioning transaction, an increase of $1.5 million in demand deposit account fees mainly related to commercial account treasury services, and an increase of $1.4 million in loan fees and service charges related to customer swap income, partially offset by a decrease in the change in fair value of equity securities of $1.7 million, and a decrease of $3.9 million in other non-interest income, mainly related to interest rate swaps. The $1.7 million decrease in the change in fair value of equity securities included the sale of a portion of Federal Home Loan Mortgage Corporation and Federal National Mortgage Association preferred stock included in equity securities.

Non-interest expense was $180.9 million for the year ended December 31, 2025, a decrease of $443,000, or 0.2%, from $181.3 million for the year ended December 31, 2024. The decrease was primarily attributable to a $3.4 million decrease in professional fees for legal, regulatory and compliance-related costs, a decrease in merger-related expenses of $1.5 million, a decrease in loss on extinguishment of debt of $3.4 million resulting from the 2024 balance sheet repositioning transaction, and a decrease in other non-interest expense of $3.5 million, mainly related to interest rate swaps, partially offset by an increase in compensation and employee benefits expense of $9.7 million and an increase in data processing and software expenses of $1.6 million. The increase in compensation and employee benefits expense was mainly due to an increase in employee incentive compensation and normal annual increases.

Income tax expense was $16.2 million for the year ended December 31, 2025, an increase of $20.5 million, as compared to an income tax benefit of $4.3 million for the year ended December 31, 2024, mainly due to higher pre-tax income. The Company's effective tax rate was 23.9% and 26.8% for the years ended December 31, 2025 and 2024, respectively.

Balance Sheet Summary

Total assets increased $543.3 million, or 5.2%, to $11.0 billion at December 31, 2025 as compared to $10.5 billion at December 31, 2024. The increase in total assets was primarily attributable to an increase in cash and cash equivalents of $51.6 million, an increase in debt securities available for sale of $96.1 million, and an increase in loans receivable, net, of $367.8 million.

Cash and cash equivalents increased $51.6 million, or 17.8%, to $340.8 million at December 31, 2025 from $289.2 million at December 31, 2024. The increase was primarily attributable to proceeds from principal repayments on securities of $164.0 million, sales, calls, and maturities on securities of $97.9 million, repayments on loans receivable, an increase in total deposits of $347.9 million and an increase in borrowings of $102.9 million, partially offset by purchases of securities of $305.5 million, the origination and purchases of loans receivable and repurchases of common stock under our stock repurchase program of $13.4 million.

Debt securities available for sale increased $96.1 million, or 9.4%, to $1.1 billion at December 31, 2025 from $1.0 billion at December 31, 2024. The increase was attributable to purchases of securities of $272.1 million, consisting primarily of U.S. government obligations and mortgage-backed securities, and a decrease in the gross unrealized loss on securities of $37.5 million, partially offset by maturities on securities of $77.5 million, repayments on securities of $132.6 million, and the sale of securities of $15.7 million.

Loans receivable, net, increased $367.8 million, or 4.7%, to $8.2 billion at December 31, 2025 from $7.9 billion at December 31, 2024. Multifamily loans, commercial real estate loans, and commercial business loans increased $217.0 million, $173.4 million, and $144.8 million, respectively, partially offset by decreases in one-to-four family real estate loans, construction loans and home equity loans and advances of $152.7 million, $4.1 million and $3.9 million, respectively. The increase in commercial business loans was primarily due to the purchase of $130.9 million in equipment finance loans from a third party in May 2025, at a $3.2 million discount, which included $5.1 million of purchased credit deteriorated ("PCD") loans. The principal balance of the PCD loans purchased was charged-off by $3.2 million. The allowance for credit losses for loans increased $7.2 million to $67.2 million at December 31, 2025 from $60.0 million at December 31, 2024.

Total liabilities increased $462.9 million, or 4.9%, to $9.9 billion at December 31, 2025 from $9.4 billion at December 31, 2024. The increase was primarily attributable to an increase in total deposits of $347.9 million, or 4.3%, an increase in borrowings of $102.9 million, or 9.5%, and an increase in other liabilities of $11.8 million The increase in total deposits primarily consisted of increases in non-interest-bearing demand deposits, money market accounts and certificates of deposit of $79.4 million, $223.3 million, and $109.7 million, respectively, partially offset by decreases in interest-bearing demand and savings and club accounts of $35.4 million and $29.1 million, respectively. The $102.9 million increase in borrowings was driven by a net increase in short-term borrowings of $32.0 million, coupled with new long-term borrowings of $175.3 million, partially offset by repayments of $104.4 million in maturing long-term borrowings. The increase in other liabilities was primarily related to increases in accrued expenses and benefit plan related liabilities coupled with an increase in outstanding checks.

Total stockholders’ equity increased $80.4 million, or 7.4%, to $1.2 billion at December 31, 2025 from $1.1 billion at December 31, 2024. The increase in total stockholders’ equity was primarily attributable to net income of $51.8 million, an increase of $34.4 million in other comprehensive income, which includes changes in unrealized losses on debt securities available for sale and unrealized gains on swap contracts, net of taxes, included in other comprehensive income, and the recognition of $4.7 million in stock based compensation expense. These increases were partially offset by the repurchase of 873,304 shares of common stock at a cost of approximately $13.4 million, or $15.29 per share, under our stock repurchase program.

Asset Quality

The Company's non-performing loans at December 31, 2025 totaled $38.0 million, or 0.46% of total gross loans, as compared to $21.7 million, or 0.28% of total gross loans, at December 31, 2024. The $16.3 million increase in non-performing loans was primarily attributable to a an increase in non-performing one-to-four family real estate loans of $1.0 million, an increase in non-performing commercial real estate loans of $2.8 million, an increase in non-performing commercial business loans of $5.4 million, and a $5.9 million construction loan designated as non-performing during the 2025 period. The $5.9 million non-performing construction loan was made to finance the construction of a mixed use five-story building with both commercial space and apartments. The increase in non-performing one-to-four family real estate loans was due to an increase in the number of loans from 32 non-performing loans at December 31, 2024 to 36 loans at December 31, 2025. The increase in non-performing commercial real estate loans was due to an increase in the number of loans from four loans at December 31, 2024 to nine loans at December 31, 2025. The increase in non-performing commercial business loans was primarily due to four loans totaling $8.1 million designated as non-accrual during the 2025 period, partially offset by one loan for $4.3 million which was paid off in 2025. The total number of non-performing commercial business loans increased from 11 loans at December 31, 2024 to 35 loans at December 31, 2025. Non-performing assets as a percentage of total assets totaled 0.34% at December 31, 2025, as compared to 0.22% at December 31, 2024.

For the quarter ended December 31, 2025, net charge-offs totaled $534,000, as compared to $1.4 million for the quarter ended December 31, 2024. For the year ended December 31, 2025, net charge-offs totaled $5.8 million, as compared to $9.6 million for the year ended December 31, 2024. Charge-offs for the year ended December 31, 2025 included partial charge-offs of 12 commercial business loans totaling $3.6 million and $3.2 million in charge-offs related to PCD loans included in the equipment finance loan purchase noted above. Recoveries on previously charged-off loans for the quarter ended December 31, 2025, and the year ended December 31, 2025, totaled approximately $578,000 and $1.4 million, respectively.

The Company's allowance for credit losses on loans was $67.2 million, or 0.82% of total gross loans, at December 31, 2025, compared to $60.0 million, or 0.76% of total gross loans, at December 31, 2024. The increase in the allowance for credit losses for loans was primarily due to an increase in outstanding balance of loans.

About Columbia Financial, Inc.

The consolidated financial results include the accounts of Columbia Financial, Inc., its wholly-owned subsidiary Columbia Bank (the "Bank") and the Bank's wholly-owned subsidiaries. Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank, MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey that operates 71 full-service banking offices and offers traditional financial services to consumers and businesses in its market area.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “projects,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates, higher inflation and their impact on national and local economic conditions; changes in monetary and fiscal policies of the U.S. Treasury, the Board of Governors of the Federal Reserve System and other governmental entities; the impact of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; the impact of changing political conditions or federal government shutdowns; the impact of legal, judicial and regulatory proceedings or investigations, competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect a borrowers’ ability to service and repay the Company’s loans; the effect of acts of terrorism, war or pandemics, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions; changes in the value of securities in the Company’s portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and securities; legislative changes and changes in government regulation; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s consolidated financial statements will become impaired; cyber-attacks, computer viruses and other technological risks that may breach the security of our systems and allow unauthorized access to confidential information; the inability of third party service providers to perform; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits and effectively manage liquidity; risks related to the implementation of acquisitions, dispositions, and restructurings; the successful implementation of our December 2024 balance sheet repositioning transaction; the risk that the Company may not be successful in the implementation of its business strategy, or its integration of acquired financial institutions and businesses, and changes in assumptions used in making such forward-looking statements which are subject to numerous risks and uncertainties, including but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K and those set forth in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.

Non-GAAP Financial Measures

Reported amounts are presented in accordance with U.S. generally accepted accounting principles ("GAAP"). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. Specifically, the Company provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-routine operating items which affect the GAAP reporting of results of operations. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods presented. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

The Company also provides measurements and ratios based on tangible stockholders' equity. These measures are commonly utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.

A reconciliation of GAAP to non-GAAP financial measures are included at the end of this press release. See "Reconciliation of GAAP to Non-GAAP Financial Measures".

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In thousands)

	December 31,
	2025	2024
Assets	(Unaudited)
Cash and due from banks	$340,695	$289,113
Short-term investments	111	110
Total cash and cash equivalents	340,806	289,223

Debt securities available for sale, at fair value	1,122,017	1,025,946
Debt securities held to maturity, at amortized cost (fair value of $367,289, and $350,153 at December 31, 2025 and 2024, respectively)	396,233	392,840
Equity securities, at fair value	6,802	6,673
Federal Home Loan Bank stock	64,604	60,387

Loans receivable	8,292,010	7,916,928
Less: allowance for credit losses	67,201	59,958
Loans receivable, net	8,224,809	7,856,970

Accrued interest receivable	41,490	40,383
Office properties and equipment, net	82,985	81,772
Bank-owned life insurance	283,094	274,908
Goodwill and intangible assets	120,302	121,008
Other real estate owned	—	1,334
Other assets	335,651	324,049
Total assets	$11,018,793	$10,475,493

Liabilities and Stockholders' Equity
Liabilities:
Deposits	$8,444,079	$8,096,149
Borrowings	1,183,472	1,080,600
Advance payments by borrowers for taxes and insurance	45,792	45,453
Accrued expenses and other liabilities	184,722	172,915
Total liabilities	9,858,065	9,395,117

Stockholders' equity:
Total stockholders' equity	1,160,728	1,080,376
Total liabilities and stockholders' equity	$11,018,793	$10,475,493

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Interest income:	(Unaudited)		(Unaudited)
Loans receivable	$104,625	$96,202	$403,173	$382,266
Debt securities available for sale and equity securities	9,965	9,793	39,866	36,411
Debt securities held to maturity	2,819	2,479	11,438	9,966
Federal funds and interest-earning deposits	3,201	3,309	11,125	15,181
Federal Home Loan Bank stock dividends	1,270	1,843	5,349	7,602
Total interest income	121,880	113,626	470,951	451,426
Interest expense:
Deposits	48,316	51,943	197,374	202,383
Borrowings	13,344	15,256	51,943	71,061
Total interest expense	61,660	67,199	249,317	273,444

Net interest income	60,220	46,427	221,634	177,982

Provision for credit losses	2,077	2,876	9,822	14,451

Net interest income after provision for credit losses	58,143	43,551	211,812	163,531

Non-interest income:
Demand deposit account fees	2,114	1,809	8,054	6,507
Bank-owned life insurance	2,204	2,066	8,186	7,319
Title insurance fees	843	570	3,034	2,505
Loan fees and service charges	1,496	1,193	5,866	4,483
(Loss) gain on securities transactions	(46)	(34,595)	290	(35,851)
Change in fair value of equity securities	(421)	2,169	873	2,594
Gain on sale of loans	27	81	928	906
Gain on sale of real estate owned	—	—	281	—
Other non-interest income	2,341	2,991	9,557	13,431
Total non-interest income	8,558	(23,716)	37,069	1,894

Non-interest expense:
Compensation and employee benefits	32,388	26,579	119,152	109,489
Occupancy	6,267	5,861	24,475	23,482
Federal deposit insurance premiums	1,398	1,829	6,800	7,581
Advertising	810	457	2,416	2,510
Professional fees	2,131	2,567	10,755	14,164
Data processing and software expenses	4,507	3,572	17,128	15,578
Merger-related expenses	214	928	214	1,665
Loss on extinguishment of debt	—	3,447	—	3,447
Other non-interest expense	(660)	1,356	(48)	3,419
Total non-interest expense	47,055	46,596	180,892	181,335

Income (loss) before income tax expense (benefit)	19,646	(26,761)	67,989	(15,910)

Income tax expense (benefit)	3,953	(5,538)	16,223	(4,257)

Net income (loss)	$15,693	$(21,223)	$51,766	$(11,653)

Earnings (loss) per share-basic	$0.15	$(0.21)	$0.51	$(0.11)
Earnings (loss) per share-diluted	$0.15	$(0.21)	$0.51	$(0.11)
Weighted average shares outstanding-basic	101,426,363	101,686,108	101,810,752	101,676,758
Weighted average shares outstanding-diluted	101,426,363	101,945,750	101,810,752	101,839,507

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Three Months Ended December 31,
	2025			2024
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$8,255,649	$104,625	5.03%	$7,839,416	$96,202	4.88%
Securities	1,509,794	12,784	3.36%	1,635,028	12,272	2.99%
Other interest-earning assets	378,546	4,471	4.69%	341,393	5,152	6.00%
Total interest-earning assets	10,143,989	121,880	4.77%	9,815,837	113,626	4.61%
Non-interest-earning assets	860,054			874,522
Total assets	$11,004,043			$10,690,359

Interest-bearing liabilities:
Interest-bearing demand	$1,962,493	$10,611	2.15%	$2,027,003	$13,686	2.69%
Money market accounts	1,457,732	9,644	2.62%	1,235,421	7,630	2.46%
Savings and club deposits	629,047	738	0.47%	649,686	1,209	0.74%
Certificates of deposit	2,830,462	27,323	3.83%	2,696,740	29,418	4.34%
Total interest-bearing deposits	6,879,734	48,316	2.79%	6,608,850	51,943	3.13%
FHLB advances	1,239,013	13,209	4.23%	1,298,686	15,102	4.63%
Junior subordinated debentures	7,056	135	7.59%	7,036	154	8.71%
Total borrowings	1,246,069	13,344	4.25%	1,305,722	15,256	4.65%
Total interest-bearing liabilities	8,125,803	$61,660	3.01%	7,914,572	$67,199	3.38%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,509,060			1,460,125
Other non-interest-bearing liabilities	223,427			241,582
Total liabilities	9,858,290			9,616,279
Total stockholders' equity	1,145,753			1,074,080
Total liabilities and stockholders' equity	$11,004,043			$10,690,359

Net interest income		$60,220			$46,427
Interest rate spread			1.76%			1.23%
Net interest-earning assets	$2,018,186			$1,901,265
Net interest margin			2.36%			1.88%
Ratio of interest-earning assets to interest-bearing liabilities	124.84%			124.02%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Years Ended December 31,
	2025			2024
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$8,094,854	$403,173	4.98%	$7,801,939	$382,266	4.90%
Securities	1,490,679	51,304	3.44%	1,622,519	46,377	2.86%
Other interest-earning assets	317,974	16,474	5.18%	363,370	22,783	6.27%
Total interest-earning assets	9,903,507	$470,951	4.76%	9,787,828	$451,426	4.61%
Non-interest-earning assets	864,630			865,684
Total assets	$10,768,137			$10,653,512

Interest-bearing liabilities:
Interest-bearing demand	$1,966,173	$43,733	2.22%	$1,986,215	$55,360	2.79%
Money market accounts	1,361,204	38,070	2.80%	1,235,495	32,977	2.67%
Savings and club deposits	641,020	4,015	0.63%	667,836	5,130	0.77%
Certificates of deposit	2,803,958	111,556	3.98%	2,587,360	108,916	4.21%
Total interest-bearing deposits	6,772,355	197,374	2.91%	6,476,906	202,383	3.12%
FHLB advances	1,183,612	51,381	4.34%	1,454,674	70,418	4.84%
Junior subordinated debentures	7,046	562	7.98%	7,023	640	9.11%
Other borrowings	—	—	—%	55	3	5.45%
Total borrowings	1,190,658	51,943	4.36%	1,461,752	71,061	4.86%
Total interest-bearing liabilities	7,963,013	$249,317	3.13%	7,938,658	$273,444	3.44%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,468,900			1,420,104
Other non-interest-bearing liabilities	218,497			242,290
Total liabilities	9,650,410			9,601,052
Total stockholders' equity	1,117,728			1,052,460
Total liabilities and stockholders' equity	$10,768,138			$10,653,512

Net interest income		$221,634			$177,982
Interest rate spread			1.63%			1.17%
Net interest-earning assets	$1,940,494			$1,849,170
Net interest margin			2.24%			1.82%
Ratio of interest-earning assets to interest-bearing liabilities	124.37%			123.29%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Components of Net Interest Rate Spread and Margin

	Average Yields/Costs by Quarter
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Yield on interest-earning assets:
Loans	5.03%	5.04%	4.96%	4.89%	4.88%
Securities	3.36	3.41	3.55	3.45	2.99
Other interest-earning assets	4.69	5.24	5.16	5.75	6.00
Total interest-earning assets	4.77%	4.81%	4.75%	4.69%	4.61%

Cost of interest-bearing liabilities:
Total interest-bearing deposits	2.79%	2.91%	2.95%	3.01%	3.13%
Total borrowings	4.25	4.37	4.44	4.44	4.65
Total interest-earning liabilities	3.01%	3.14%	3.18%	3.21%	3.38%

Interest rate spread	1.76%	1.67%	1.57%	1.48%	1.23%
Net interest margin	2.36%	2.29%	2.19%	2.11%	1.88%

Ratio of interest-earning assets to interest-bearing liabilities	124.84%	124.64%	124.01%	123.96%	124.02%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Selected Financial Highlights

	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024

SELECTED FINANCIAL RATIOS (1):
Return on average assets	0.57%	0.55%	0.46%	0.34%	(0.79)%
Core return on average assets	0.57%	0.56%	0.47%	0.35%	0.42%
Return on average equity	5.43%	5.23%	4.46%	3.31%	(7.86)%
Core return on average equity	5.50%	5.41%	4.58%	3.37%	4.09%
Core return on average tangible equity	6.14%	6.04%	5.14%	3.78%	4.74%
Interest rate spread	1.76%	1.67%	1.57%	1.48%	1.23%
Net interest margin	2.36%	2.29%	2.19%	2.11%	1.88%
Non-interest income to average assets	0.31%	0.36%	0.38%	0.33%	(0.88)%
Non-interest expense to average assets	1.70%	1.65%	1.68%	1.68%	1.73%
Efficiency ratio	68.42%	67.04%	70.30%	74.57%	205.17%
Core efficiency ratio	68.06%	66.04%	69.41%	74.20%	73.68%
Average interest-earning assets to average interest-bearing liabilities	124.84%	124.64%	124.01%	123.96%	124.02%
Net charge-offs to average outstanding loans	0.03%	0.04%	0.04%	0.04%	0.07%

(1) Ratios are annualized when appropriate.
(2) The June 30, 2025 ratio includes $3.2 million of non-annualized PCD charge-offs related to the purchased commercial equipment finance loans.

ASSET QUALITY:
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
	(Dollars in thousands)

Non-accrual loans	$38,000	$32,529	$39,545	$24,856	$21,701
90+ and still accruing	—	—	—	—	—
Non-performing loans	38,000	32,529	39,545	24,856	21,701
Real estate owned	—	—	—	1,334	1,334
Total non-performing assets	$38,000	$32,529	$39,545	$26,190	$23,035

Non-performing loans to total gross loans	0.46%	0.40%	0.49%	0.31%	0.28%
Non-performing assets to total assets	0.34%	0.30%	0.37%	0.25%	0.22%
Allowance for credit losses on loans ("ACL")	$67,201	$65,659	$64,467	$62,034	$59,958
ACL to total non-performing loans	176.84%	201.85%	163.02%	249.57%	276.29%
ACL to gross loans	0.82%	0.80%	0.79%	0.78%	0.76%

LOAN DATA:
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
	(In thousands)
Real estate loans:
One-to-four family	$2,558,252	$2,583,162	$2,629,372	$2,676,566	$2,710,937
Multifamily	1,677,613	1,612,105	1,578,733	1,567,862	1,460,641
Commercial real estate	2,513,260	2,532,329	2,517,693	2,429,429	2,339,883
Construction	469,438	465,283	415,403	437,081	473,573
Commercial business loans	766,792	771,486	726,526	614,049	622,000
Consumer loans:
Home equity loans and advances	255,126	256,970	256,384	253,439	259,009
Other consumer loans	2,895	2,725	2,602	2,547	3,404
Total gross loans	8,243,376	8,224,060	8,126,713	7,980,973	7,869,447
Purchased credit deteriorated loans	10,442	10,920	11,998	10,395	11,686
Net deferred loan costs, fees and purchased premiums and discounts	38,192	37,580	36,788	35,940	35,795
Allowance for credit losses	(67,201)	(65,659)	(64,467)	(62,034)	(59,958)
Loans receivable, net	$8,224,809	$8,206,901	$8,111,032	$7,965,274	$7,856,970

	At December 31, 2025
	(Dollars in thousands)
	Balance	% of Gross Loans	Weighted Average Loan to Value Ratio	Weighted Average Debt Service Coverage
Multifamily Real Estate	$1,677,613	21.0%	59.0%	1.59

Owner Occupied Commercial Real Estate	$667,239	8.4%	59.5%	2.56

Investor Owned Commercial Real Estate:
Retail / Shopping centers	$541,678	6.8%	55.1%	1.57
Mixed Use	298,993	3.7	61.1	1.52
Industrial / Warehouse	433,749	5.4	53.4	1.66
Non-Medical Office	172,614	2.2	51.8	1.88
Medical Office	97,556	1.2	60.2	1.49
Single Purpose	62,283	0.8	62.1	1.37
Other	239,148	3.0	51.8	2.14
Total	$1,846,021	23.1%	55.4%	1.67

Total Multifamily and Commercial Real Estate Loans	$4,190,873	52.5%	57.5%	1.78

As of December 31, 2025, the Company had loan exposures of approximately $804,000 and $846,000 related to office and rent stabilized multifamily in New York City, respectively.

DEPOSIT DATA:	At
	December 31, 2025		September 30, 2025		June 30, 2025		December 31, 2024
	Balance	Weighted Average Rate	Balance	Weighted Average Rate	Balance	Weighted Average Rate	Balance		Weighted Average Rate
	(Dollars in thousands)

Non-interest-bearing demand	$1,517,399	—%	$1,490,722	—%	$1,439,951	—%	$1,438,030		—%
Interest-bearing demand	1,985,871	1.99	1,855,724	2.04	1,872,265	2.03	2,021,312		2.19
Money market accounts	1,465,028	2.59	1,396,474	2.74	1,355,682	2.79	1,241,691		2.82
Savings and club deposits	623,444	0.47	638,857	0.61	644,761	0.70	652,501		0.75
Certificates of deposit	2,852,337	3.80	2,858,544	3.89	2,822,824	3.96	2,742,615		4.24
Total deposits	$8,444,079	2.23%	$8,240,321	2.32%	$8,135,483	2.36%	$8,096,149	8096149	2.47%

CAPITAL RATIOS:
	December 31,
	2025 (1)	2024
Company:
Total capital (to risk-weighted assets)	14.92%	14.20%
Tier 1 capital (to risk-weighted assets)	14.03%	13.40%
Common equity tier 1 capital (to risk-weighted assets)	13.94%	13.31%
Tier 1 capital (to adjusted total assets)	10.27%	10.02%

Columbia Bank:
Total capital (to risk-weighted assets)	14.09%	14.41%
Tier 1 capital (to risk-weighted assets)	13.20%	13.56%
Common equity tier 1 capital (to risk-weighted assets)	13.20%	13.56%
Tier 1 capital (to adjusted total assets)	9.67%	9.64%

(1) Estimated ratios at December 31, 2025.

Reconciliation of GAAP to Non-GAAP Financial Measures

Book and Tangible Book Value per Share
	December 31,
	2025	2024
	(Dollars in thousands)
Total stockholders' equity	$1,160,728	$1,080,376
Less: goodwill	(110,715)	(110,715)
Less: core deposit intangible	(6,946)	(8,964)
Total tangible stockholders' equity	$1,043,067	$960,697

Shares outstanding	103,984,649	104,759,185

Book value per share	$11.16	$10.31
Tangible book value per share	$10.03	$9.17

Reconciliation of Core Net Income
	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
	(In thousands)
Net income (loss)	$15,693	$(21,223)	$51,766	$(11,653)
Less/add: loss (gain) on securities transactions, net of tax	34	28,952	(217)	30,082
Add: FDIC special assessment, net of tax	—	—	—	385
Add: severance expense, net of tax	—	—	1,020	67
Add: merger-related expenses, net of tax	171	777	171	1,468
Add: loss on extinguishment of debt, net of tax	—	2,885	—	2,885
Add: litigation expenses, net of tax	—	—	242	—
Core net income	$15,898	$11,391	$52,982	$23,234

Return on Average Assets
	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
	(Dollars in thousands)
Net income (loss)	$15,693	$(21,223)	$51,766	$(11,653)

Average assets	$11,004,043	$10,690,359	$10,768,137	$10,653,512

Return on average assets	0.57%	(0.79)%	0.48%	(0.11)%

Core net income	$15,898	$11,391	$52,982	$23,234

Core return on average assets	0.57%	0.42%	0.49%	0.22%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Return on Average Equity
	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
	(Dollars in thousands)
Total average stockholders' equity	$1,145,753	$1,074,080	$1,117,728	$1,052,460
Less/add: loss (gain) on securities transactions, net of tax	34	28,952	(217)	30,082
Add: FDIC special assessment, net of tax	—	—	—	385
Add: severance expense, net of tax	—	—	1,020	67
Add: merger-related expenses, net of tax	171	777	171	1,468
Add: loss on extinguishment of debt, net of tax	—	2,885	—	2,885
Add: litigation expenses, net of tax	—	—	242	—
Core average stockholders' equity	$1,145,958	$1,106,694	$1,118,944	$1,087,347

Return on average equity	5.43%	(7.86)%	4.63%	(1.11)%

Core return on core average equity	5.50%	4.09%	4.74%	2.14%

Return on Average Tangible Equity
	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
	(Dollars in thousands)
Total average stockholders' equity	$1,145,753	$1,074,080	$1,117,728	$1,052,460
Less: average goodwill	(110,715)	(110,715)	(110,715)	(110,715)
Less: average core deposit intangible	(7,244)	(9,311)	(7,998)	(10,119)
Total average tangible stockholders' equity	$1,027,794	$954,054	$999,015	$931,626

Core return on average tangible equity	6.14%	4.74%	5.30%	2.49%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Efficiency Ratios
	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
	(Dollars in thousands)
Net interest income	$60,220	$46,427	$221,634	$177,982
Non-interest income	8,558	(23,716)	37,069	1,894
Total income	$68,778	$22,711	$258,703	$179,876

Non-interest expense	$47,055	$46,596	$180,892	$181,335

Efficiency ratio	68.42%	205.17%	69.92%	100.81%

Non-interest income	$8,558	$(23,716)	$37,069	$1,894
Less/add: loss (gain) on securities transactions	46	34,595	(290)	35,851
Core non-interest income	$8,604	$10,879	$36,779	$37,745

Non-interest expense	$47,055	$46,596	$180,892	$181,335
Less: FDIC special assessment, net	—	—	—	(439)
Less: severance expense	—	—	(1,365)	(74)
Less: merger-related expenses	(214)	(928)	(214)	(1,665)
Less: loss on extinguishment of debt	—	(3,447)	—	(3,447)
Less: litigation expenses	—	—	(325)	—
Core non-interest expense	$46,841	$42,221	$178,988	$175,710

Core efficiency ratio	68.06%	73.68%	69.26%	81.45%